Exhibit 17(g)

EXECUTION COPY

CLEARBRIDGE ENERGY MLP OPPORTUNITY FUND INC.

$20,000,000 3.33% Series D Senior Secured Notes due August 26, 2022

$5,000,000 3.76% Series E Senior Secured Notes due August 26, 2026

NOTE PURCHASE AGREEMENT

Dated as of August 26, 2015

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SECTION 22.	MISCELLANEOUS	36

Section 22.1.	Successors and Assigns	36
Section 22.2.	Payments Due on Non-Business Days	36
Section 22.3.	Accounting Terms	36
Section 22.4.	Severability	36
Section 22.5.	Construction, Etc	37
Section 22.6.	Counterparts	37
Section 22.7.	Governing Law	37
Section 22.8.	Jurisdiction and Process; Waiver of Jury Trial	37

SCHEDULE A	—	Information Relating to Purchasers

SCHEDULE B	—	Defined Terms

SCHEDULE 5.3	—	Disclosure Materials

SCHEDULE 5.5	—	Financial Statements

SCHEDULE 5.15	—	Existing Indebtedness

SCHEDULE 5.19	—	Security Interests

EXHIBIT 1-A	—	Form of 3.33% Series D Senior Secured Notes due August 26, 2022

EXHIBIT 1-B	—	Form of 3.76% Series E Senior Secured Notes due August 26, 2026

EXHIBIT 2.2	—	Form of Security Agreement

EXHIBIT 4.4(a)	—	Form of Opinion of respective Special Counsel to the Fund

EXHIBIT 4.4(b)	—	Form of Opinion of Special Counsel to the Purchasers

EXHIBIT 13.1	—	Form of Legend

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CLEARBRIDGE ENERGY MLP OPPORTUNITY FUND INC.

c/o Legg Mason Inc.

620 Eighth Avenue, 49th

New York, New York 10018

$20,000,000 3.33% Series D Senior Secured Notes due August 26, 2022

$5,000,000 3.76% Series E Senior Secured Notes due August 26, 2026

Dated as of August 26, 2015

To EACH OF THE PURCHASERS LISTED IN

SCHEDULE A HERETO:

Ladies and Gentlemen:

CLEARBRIDGE ENERGY MLP OPPORTUNITY FUND INC., a Maryland corporation (the “Fund”), agrees with each of the purchasers whose names appear at the end hereof (each, a “Purchaser” and, collectively, the “Purchasers”) as follows:

SECTION 1. AUTHORIZATION OF NOTES.

(a) Description of Notes. The Fund will authorize the issue and sale of $25,000,000 aggregate principal amount of its senior secured notes consisting of

(i) $20,000,000 aggregate principal amount of 3.33% Series D Senior Secured Notes due August 26, 2022 (the “Series D Notes”); and

(ii) $5,000,000 aggregate principal amount of 3.76% Series E Senior Secured Notes due August 26, 2026 (the “Series E Notes” and together with the Series D Notes, the “Notes,” such term to include any such notes issued in substitution therefore pursuant to Section 13).

The Series D Notes and Series E Notes shall be substantially in the form set out in Exhibits 1-A and 1-B, respectively. Certain capitalized and other terms used in this Agreement are defined in Schedule B; and references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

The Series D Notes shall bear interest from the date of issuance at a fixed rate equal to 3.33% per annum payable semiannually on the 26th day of each February and August in each year (commencing February 26, 2016) and at maturity and shall bear interest on overdue principal (including any overdue required or optional prepayment of principal) and premium, if any, and (to the extent legally enforceable) on any overdue installment of interest at the Default Rate until paid. Interest shall be subject to adjustment in accordance with Section 1(b) below.

ClearBridge Energy MLP Opportunity Fund Inc.	Note Purchase Agreement

The Series E Notes shall bear interest from the date of issuance at a fixed rate equal to 3.76% per annum payable semiannually on the 26th day of each February and August in each year (commencing February 26, 2016) and at maturity and shall bear interest on overdue principal (including any overdue required or optional prepayment of principal) and premium, if any, and (to the extent legally enforceable) on any overdue installment of interest at the Default Rate until paid. Interest shall be subject to adjustment in accordance with Section 1(b) below.

Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months.

(b) Adjustment Period. Without limiting the provisions of Section 9.8, in addition to all other amounts due and payable hereunder and under the Notes, the interest rate applicable to each Series of Notes (including any Default Rate applicable thereto) shall be increased by an amount equal to 1.00% per annum during any Adjustment Period.

SECTION 2. SALE AND PURCHASE OF NOTES; SECURITY FOR NOTES.

Section 2.1. Sale and Purchase for Notes. Subject to the terms and conditions of this Agreement, the Fund will issue and sell to each Purchaser and each Purchaser will purchase from the Fund, at the Closing provided for in Section 3, Notes of the respective Series and in the principal amount specified opposite such Purchaser’s name in Schedule A at the purchase price of 100% of the principal amount thereof. The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have’any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.

Section 2.2. Security for the Notes. The Notes will be secured by a Security Agreement made by the Fund in favor of the Note Agent (as the same may be amended, restated, modified, supplemented or replaced from time to time the “Security Agreement”), which will be substantially in the form attached hereto as Exhibit 2.2. The Security Agreement creates and will create a first priority Lien on and security interest in the Collateral described therein subject to Permitted Liens.

SECTION 3. CLOSING.

The sale and purchase of the Notes to be purchased by each Purchaser shall occur at the offices of Chapman and Cutler LLP, 111 West Monroe Street, Chicago, Illinois 60603-4080, at 10:00 a.m., Chicago time, at a closing (the “Closing”) on August 26, 2015 or on such other Business Day thereafter on or prior to September 2, 2015 as may be agreed upon by the Fund and the Purchasers. At the Closing, the Fund will deliver or cause to be delivered to each Purchaser the Notes to be purchased by such Purchaser in the form of a single Note for each Series to be so purchased (or such greater number of Notes in denominations of at least $100,000 as such Purchaser may request) dated the date of the Closing and registered in such Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser to the Fund of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Fund to State Street Corporation, 2 Avenue de Lafayette, Boston MA 02111, ABA 011000028, Beneficiary: ClearBridge Energy MLP

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Opportunity Fund Inc., DDA #10085686, Reference: N4WX. If at the Closing the Fund shall fail to tender such Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s reasonable satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement (other than those arising under Section 20), without thereby waiving any rights such Purchaser may have by reason of such failure or such nonfulfillment.

SECTION 4. CONDITIONS TO CLOSING.

Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s reasonable satisfaction, prior to or at the Closing, of the following conditions:

Section 4.1. Representations and Warranties. The representations and warranties of the Fund in each Financing Agreement shall be correct when made and at the time of the Closing.

Section 4.2. Performance; No Default. The Fund shall have performed and complied with all agreements and conditions contained in each Financing Agreement required to be performed or complied with by it prior to or at the Closing and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.14) no Default or Event of Default shall have occurred and be continuing.

Section 4.3. Compliance Certificates.

(a) Officer’s Certificate. The Fund shall have delivered to such Purchaser an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled.

(b) Secretary’s Certificate. The Fund shall have delivered to such Purchaser a certificate of its Secretary or Assistant Secretary, dated the date of Closing, certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of each Financing Agreement.

Section 4.4. Opinions of Counsel. Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated the date of the Closing (a) from Simpson Thacher & Bartlett LLP, counsel for the Fund, from Foley & Lardner LLP, special Maryland counsel to the Fund, and from Ropes & Gray LLP, special Massachusetts counsel to the Fund, together covering the matters set forth in Exhibit 4.4(a) and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Fund hereby instructs its counsel to deliver such opinions to the Purchasers) and (b) from Chapman and Cutler LLP, the Purchasers’ special counsel in connection with such transactions, substantially in the form set forth in Exhibit 4.4(b) and covering such other matters incident to such transactions as such Purchaser may reasonably request.

Section 4.5. Purchase Permitted by Applicable Law, Etc. On the date of the Closing such Purchaser’s purchase of Notes shall (a) be permitted by the laws and regulations of each

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jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) assuming the required preparation, execution, delivery and filing of the applicable Federal Reserve Board forms (such as Forms U-l and G-l through 4) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

Section 4.6. Sale of Other Notes. Contemporaneously with the Closing, the Fund shall sell to each other Purchaser, and each other Purchaser shall purchase the Notes to be purchased by it at the Closing as specified in Schedule A.

Section 4.7. Payment of Special Counsel Fees. Without limiting the provisions of Section 15.1, the Fund shall have paid on or before the Closing the reasonable fees, charges and disbursements of the Purchasers’ special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Fund at least one Business Day prior to the Closing.

Section 4.8. Private Placement Number. A private placement number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained for each Series of Notes.

Section 4.9. Changes in Corporate Structure. The Fund shall not have changed its jurisdiction of incorporation or organization, as applicable, or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.

Section 4.10. Funding Instructions. At least three Business Days prior to the date of the Closing, each Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Fund confirming the information specified in Section 3 including (i) the name and address of the transferee bank, (ii) such transferee bank’s ABA number and (iii) the account name and number into which the purchase price for the Notes is to be deposited.

Section 4.11. Rating of Notes. The Notes shall have been given a rating of not less than AAA by Fitch on or prior to the date of issuance thereof.

Section 4.12. Financing Agreements, (a) The Financing Agreements (i) shall have been duly executed and delivered by the parties thereto, (ii) shall be in full force and effect and (iii) the Purchasers shall have received true, correct and complete copies of each thereof.

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Section 4.13. Bank Facility. The Purchasers shall have received a true, correct and complete copy of Amendment No. 3 to the Credit Agreement and Amendment No. 1 to Security Agreement dated August 26, 2015.

Section 4.14. Lien Perfection. The Fund shall have filed all required UCC financing statements reflecting the Fund as debtor and the Note Agent as secured party in all appropriate public offices requisite for the Notes to be secured by a perfected first priority Lien on and a security interest in all personal property of the Fund, subject to Permitted Liens, with respect to which a security interest is purported to be granted in the Security Agreement.

Section 4.15. Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by the Financing Agreements and all documents and instruments incident to such transactions shall be reasonably satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request and shall receive such information as may be reasonably necessary to complete any Holder Forms.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE FUND.

The Fund represents and warrants to each Purchaser that:

Section 5.1. Organization; Power and Authority. The Fund is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Fund has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease; to transact the business it transacts and proposes to transact, to execute and deliver the Financing Agreements and to perform the provisions hereof and thereof. The Fund is a non-diversified, closed-end management investment company as such term is used in the 1940 Act.

Section 5.2. Authorization, Etc. The Financing Agreements have been duly authorized by all necessary corporate action on the part of the Fund, and the Financing Agreements (other than the Notes) constitute, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Fund enforceable against the Fund in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.3. Disclosure. This Agreement, the documents, certificates or other writings delivered to the Purchasers by or on behalf of the Fund in connection with the transactions contemplated hereby and identified in Schedule 5.3, and the financial statements listed in

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Schedule 5.5 (this Agreement, such documents, certificates or other writings identified in Schedule 5.3 and such financial statements delivered to each Purchaser prior to August 7, 2015 being referred to, collectively, as the “Disclosure Documents “),taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as disclosed in the Disclosure Documents, since November 30, 2014, there has been no change in the financial condition, operations, business or properties of the Fund except changes that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

Section 5.4. No Subsidiaries. The Fund has no Subsidiaries as of the date of Closing.

Section 5.5. Financial Statements; Material Liabilities. The Fund has delivered to each Purchaser copies of the financial statements of the Fund listed on Schedule 5.5. All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the financial position of the Fund as of the respective dates specified in such Schedule and the results of its operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments). The Fund does not have any Material liabilities that are not disclosed on such financial statements or otherwise disclosed in the Disclosure Documents or identified in Schedule 5.15.

Section 5.6. Compliance with Laws, Other Instruments, Etc. The execution, delivery and performance by the Fund of the Financing Agreements will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Fund under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other Material agreement or instrument to which the Fund is bound or by which the Fund or any of its properties may be bound or affected, except for (A) the Lien in favor of the Note Agent contemplated hereby and, (B) with respect to the Custody Agreement, the Control Agreement and the Intercreditor Agreement, the Liens created or contemplated thereby constituting Permitted Liens described in clauses (ii), (iii), (iv) and (vi) of the definition of “Permitted Liens”, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Fund or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Fund, including, without limitation, the Securities Act and the 1940 Act.

Section 5.7. Governmental Authorizations, Etc. No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Fund of the Financing Agreements, except such as has been made or obtained or with respect to which the failure to make or obtain would not reasonably be likely to have a Material Adverse Effect.

Section 5.8. Litigation; Observance of Statutes and Orders (a) There are no actions, suits, investigations or proceedings pending or, to the knowledge of the Fund, threatened against

ClearBridge Energy MLP Opportunity Fund Inc.	Note Purchase Agreement

or affecting the Fund or any property of the Fund in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(b) The Fund is not in default under any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority and is not in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws or the USA Patriot Act) of any Governmental Authority, which default or violation, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 5.9. Taxes. The Fund has filed all income tax returns that are required to have been filed in any jurisdiction, and has paid all taxes shown to be due and payable on such returns and all other taxes and assessments payable by them, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for (i) the failure to file any such tax returns or the nonpayment of any such taxes and assessments which would not individually or in the aggregate be reasonably expected to have a Material Adverse Effect or (ii) the nonpayment of any such taxes or assessments, the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Fund has established adequate reserves in accordance with GAAP. As of the date hereof, the Fund has not been subject to a federal income tax audit, and no statute of limitations related to federal income tax liabilities of the Fund has expired.

Section 5.10. Title to Property; Leases, (a) The Fund has good and marketable title to all properties, assets and rights, except where failure to have such title would not reasonably be expected to have a Material Adverse Effect. The Fund neither owns nor leases any real property. As of the date hereof, none of the Fund’s property is subject to any Lien, other than Permitted Liens.

(b) The Security Agreement creates a first priority Lien upon the Collateral (subject to Permitted Liens described in clauses (v) through (vii) of the definition thereof and pari passu with Liens described as pari passu in clauses (ii), (iii) and (iv) thereof) and the Fund has not assigned, pledged, sold or otherwise conveyed any interest in the Collateral which remains in effect on the date of Closing to any Person other than pursuant to (i) the Security Agreement, (ii) any security agreement executed pursuant to the Bank Facility and the 2013 Note Agreement (and subject to intercreditor arrangements with the Note Agent) and (iii) any Permitted Lien.

Section 5.11. Licenses, Permits, Etc. The Fund owns or possesses all licenses, permits franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that are Material, without known conflict with the rights of others, except for those conflicts that, individually or in the aggregate, would not have a Material Adverse Effect.

Section 5.12. Compliance with ERISA. Neither the Fund nor any ERISA Affiliate maintains, contributes to or is obligated to maintain or contribute to, or has, at any time in the past six years, maintained, contributed to or been obligated to maintain or contribute to, any employee benefit plan which is subject to Title I or Title IV of ERISA or Section 4975 of the

ClearBridge Energy MLP Opportunity Fund Inc.	Note Purchase Agreement

Code. Neither the Fund nor any ERISA Affiliate is, or has ever been at any time within the past six years, a “party in interest” (as defined in section 3(14) of ERISA) or a “disqualified person” (as defined in Section 4975 of the Code) with respect to any such plan.

Section 5.13. Private Offering by the Fund. Neither the Fund nor anyone acting on its behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers, and not more than 30 other Institutional Investors, each of which has been offered the Notes or similar securities at a private sale for investment. Neither the Fund nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale, of the Notes to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.

Section 5.14. Use of Proceeds; Margin Regulations. The Fund will apply the proceeds of the sale of the Notes as permitted under the 1940 Act including for the refinancing of existing Indebtedness, making new portfolio investments and for general corporate purposes. Assuming the required preparation, execution, delivery and filing of the applicable Federal Reserve Board forms by the Purchasers (such as Forms U-l and G-l through 4, as applicable), each Purchaser’s purchase of the Notes specified under this Agreement will not cause a violation of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), Regulation X of said Board (12 CFR 224) or Regulation T of said Board (12 CFR 220).

Section 5.15. Existing Indebtedness, (a) Except as described therein, Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness of the Fund as of August 20, 2015 (including a description of the obligors and obligees, principal amount outstanding and collateral therefor, if any, and Guaranty thereof, if any), since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Fund (other than the issuance of the Notes pursuant to this Agreement, and any borrowing under the Bank Facility to the extent permitted hereby. The Fund is not in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Fund and no event or condition exists with respect to any Indebtedness of the Fund the outstanding principal amount of which exceeds $5,000,000 that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b) Except as permitted by the Security Agreement (which, for the avoidance of doubt, will permit Permitted Liens), the Fund has not agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien.

(c) The Fund is not a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Fund, any agreement relating thereto or any other agreement or statute (including, but not limited to, its charter or other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Fund, except for the 1940 Act or as specifically indicated in Schedule 5.15.

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Section 5.16. Foreign Assets Control Regulations, Etc. (a) Neither the Fund nor any Controlled Entity is (i) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control, United States Department of the Treasury (“OFAC”) (an “OFAC Listed Person”), (ii) an agent, department, or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, (x) any OFAC Listed Person or (y) any Person, entity, organization, foreign country or regime that is subject to any OFAC Sanctions Program, or (iii) otherwise blocked, subject to sanctions under or engaged in any activity in violation of other United States economic sanctions, including but not limited to, the Trading with the Enemy Act, the International Emergency Economic Powers Act, CISADA or any similar law or regulation with respect to Iran or any other country, the Sudan Accountability and Divestment Act, any OFAC Sanctions Program, or any economic sanctions regulations administered and enforced by the United States or any enabling legislation or executive order relating to any of the foregoing (collectively, “U.S. Economic Sanctions”) (each OFAC Listed Person and each other Person, entity, organization and government of a country described in clause (i), clause (ii) or clause (iii), a “Blocked Person”). Neither the Fund nor any Controlled Entity has been notified that its name appears or may in the future appear on a state list of Persons that engage in investment or other commercial activities in Iran or any other country that is subject to U.S. Economic Sanctions.

(b) No part of the proceeds from the sale of the Notes hereunder constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Fund or any Controlled Entity, directly or indirectly, (i) in connection with any investment in, or any transactions or dealings with, any Blocked Person, or (ii) otherwise in violation of U.S. Economic Sanctions.

(c) Neither the Fund nor any Controlled Entity (i) has been found in violation of, charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the USA PATRIOT Act or any other United States law or regulation governing such activities (collectively, “Anti-Money Laundering Laws”) or any U.S. Economic Sanctions violations, (ii) to the Fund’s actual knowledge after making due inquiry, is under investigation by any Governmental Authority for possible violation of Anti-Money Laundering Laws or any U.S. Economic Sanctions violations, (iii) has been assessed civil penalties under any Anti-Money Laundering Laws or any U.S. Economic Sanctions, or (iv) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws. The Fund has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Fund and each Controlled Entity is and will continue to be in compliance with all applicable current and future Anti-Money Laundering Laws and U.S. Economic Sanctions.

(d) (1) Neither the Fund nor any Controlled Entity (i) has been charged with, or convicted of bribery or any other anti-corruption related activity under any applicable law or regulation in a U.S. or any non-U.S. country or jurisdiction, including but not limited to, the U S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010 (collectively, “Anti-Corruption Laws”), (ii) to the Fund’s actual knowledge after making due inquiry, is under investigation by any U.S. or non-U.S. Governmental Authority for possible violation of

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Anti-Corruption Laws, (iii) has been assessed civil or criminal penalties under any Anti-Corruption Laws or (iv) has been or is the target of sanctions imposed by the United Nations or the European Union;

(2) To the Fund’s actual knowledge after making due inquiry, neither the Fund nor any Controlled Entity has, within the last five years, directly or indirectly offered, promised, given, paid or authorized the offer, promise, giving or payment of anything of value to a Governmental Official or a commercial counterparty for the purposes of: (i) influencing any act, decision or failure to act by such Governmental Official in his or her official capacity or such commercial counterparty, (ii) inducing a Governmental Official to do or omit to do any act in violation of the Governmental Official’s lawful duty, or (iii) inducing a Governmental Official or a commercial counterparty to use his or her influence with a government or instrumentality to affect any act or decision of such government or entity; in each case in order to obtain, retain or direct business or to otherwise secure an improper advantage in violation of any applicable law or regulation or which would cause any holder to be in violation of any law or regulation applicable to such holder; and

(3) No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage. The Fund has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Fund and each Controlled Entity is and will continue to be in compliance with all applicable current and future Anti-Corruption Laws.

Section 5.17. Status under Certain Statutes. The Fund is subject to regulation under the 1940 Act. The Fund is, and immediately after giving effect to the issuance of the Notes will be, in compliance with the 1940 Act, including, but not limited to, all leverage provisions specified in the 1940 Act.

Section 5.18. Ranking of Obligations. The Fund’s payment obligations under the Financing Agreements shall at all times rank senior to all other unsecured and unsubordinated Indebtedness and senior to any Preferred Stock issued by the Fund and at least pari passu, without preference or priority, with all other secured Indebtedness (including the Indebtedness under the Bank Facility and the 2013 Note Agreement).

Section 5.19. Security Interests. On the date of the Closing, (a) all necessary and appropriate financing statements are in appropriate form for filing so that, once filed with the offices described in Schedule 5.19, the Lien granted under the Security Agreement will constitute a continuing perfected first priority Lien (subject to Permitted Liens described in clauses (v) through (vii) of the definition thereof and to the pari passu lien in favor of the agent pursuant to the Bank Facility and the 2013 Note Agent pursuant to the 2013 Note Agreement and parties under any Additional Debt Facilities) on all right, title and interest of the Fund in the Collateral described in the Security Agreement that may be perfected by filing, and (b) upon effectiveness of the Control Agreement, the Lien granted under the Security Agreement will constitute a perfected first priority Lien (subject to Permitted Liens) on all right, title and interest

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of the Fund in the Collateral that is subject thereto to the extent such Lien may be perfected by control of the Collateral Agent, in each case subject to no Liens other than Permitted Liens described in clauses (v) through (vii) of the definition thereof and to the pari passu lien in favor of the agent pursuant to the Bank Facility and the 2013 Note Agent pursuant to the 2013 Note Agreement and parties under any Additional Debt Facilities, and, accordingly, the Security Agreement creates in favor of the Note Agent, for the ratable benefit of the holders of the Notes, a legal, valid and enforceable pledge and security interest in all right, title and interest of the Fund in the Collateral, effective as against creditors of and purchasers from the Fund (subject to Permitted Liens described in clauses (v) through (vii) of the definition thereof and to the pari passu lien in favor of the agent pursuant to the Bank Facility, and the 2013 Note Agent pursuant to the 2013 Note Agreement and parties under any Additional Debt Facilities). For the avoidance of doubt, this Agreement is the only Additional Debt Facility as of the date hereof.

SECTION 6. REPRESENTATIONS OF THE PURCHASERS.

Section 6.1. Purchase for Investment, (a) Each Purchaser severally represents that it is purchasing the Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control. Each Purchaser understands that the Notes have not been registered under the Securities Act or the securities laws of any state or foreign jurisdiction and may be resold, transferred or otherwise disposed of only if registered pursuant to the provisions of the Securities Act and any applicable state or foreign securities laws or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Fund is not required to register the Notes.

(b) Each Purchaser severally represents that it is duly authorized to enter into this Agreement, and the person signing this Agreement on behalf of the Purchaser is authorized to do so, under all applicable governing documents (e.g., partnership agreement, trust instrument, pension plan, certificate of incorporation, bylaws, or operating agreement). This Agreement constitutes a legal, valid and binding agreement of each Purchaser enforceable against such Purchaser in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c) Each Purchaser severally represents that it (and any account which is a separate legal entity contemplated in Section 6.1(a)) is an “accredited investor” as defined in Rule 501(a) promulgated under the Securities Act.

(d) Each Purchaser acknowledges that (i) it has made, either alone or together with its advisors, such independent investigation of the Fund and its management, assets and related matters as such Purchaser deems to be, or such advisors have advised to be, necessary or advisable in connection with a purchase of Notes pursuant to the transactions contemplated by this Agreement, (ii) it and its advisors have received all information and data that it and such

ClearBridge Energy MLP Opportunity Fund Inc.	Note Purchase Agreement

advisors believe to be necessary in order to reach an informed decision as to the advisability of a purchase of Notes pursuant to the transactions contemplated by the Financing Agreements, (iii) it understands the nature of the potential risks and potential rewards of its ownership of the Notes and (iv) it is a sophisticated investor with substantial investment experience and, in the event of any liquidation or winding up of the Fund, has the ability to bear a complete loss of its investment.

Section 6.2. Source of Funds. Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by it hereunder:

(a) the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(b) the Source is an insurance company separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c) the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Fund in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d) the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(l) of the QPAM Exemption) of such employer or by the same employee

ClearBridge Energy MLP Opportunity Fund Inc.	Note Purchase Agreement

organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part 1(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM maintains an ownership interest in the Fund that would cause the QPAM and the Fund to be “related” Within the meaning of Part VI(h) of the QPAM Exemption and (i) the identity of such QPAM and (ii) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(l) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Fund in writing pursuant to this clause (d); or

(e) the Source constitutes assets of a “plan(s)” (within the meaning of Part IV(h) of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV(a) of the INHAM Exemption), the conditions of Part 1(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d)(3) of the INHAM Exemption) owns a 10% or more interest in the Fund and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Fund in writing pursuant to this clause (e); or

(f) the Source is a governmental plan; or

(g) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Fund in writing pursuant to this clause (g); or

(h) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of Title I of ERISA.

As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

SECTION 7. INFORMATION AS TO THE FUND.

Section 7.1. Financial and Business Information. The Fund shall deliver or cause to be delivered to each holder of Notes that is an Institutional Investor:

(a) Semi-Annual Statements — within 90 days (or such shorter period as is 15 days greater than the period applicable to the filing of the Fund’s semi-annual report on Form N-CSR (the “Form N-CSR”) with the SEC regardless of whether the Fund is subject to the filing requirements thereof) after the end of each semi-annual fiscal period in each fiscal year of the Fund (other than the last semi-annual fiscal period of each such fiscal year), duplicate copies of,

ClearBridge Energy MLP Opportunity Fund Inc.	Note Purchase Agreement

(i) an unaudited balance sheet of the Fund, as at the end of such semi-annual fiscal period, and

(ii) unaudited statements of operations and changes in net assets of the • Fund, for the portion of the fiscal year ending with such semi-annual fiscal period,

all in reasonable detail, prepared in accordance with GAAP applicable to semi-annual financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the Fund and its results of operations and cash flows, subject to changes resulting from year-end adjustments, provided that the Fund shall be deemed to have made such delivery of such semi-annual financial statements if it shall have timely made such semi-annual financial statements available on its home page on the worldwide web (at the date of this Agreement located at http://www.lmcef.com) and shall have given such holder prior notice of such availability on its home page in connection with each delivery (such availability and notice thereof being referred to as “Electronic Delivery”); provided, further, that the Fund agrees also to deliver hard copies of such financial statements to any holder of Notes who has requested such delivery in writing within the time period required above, unless such written request was made within the last 10 days of the end of such time period, in which case, the Fund will deliver such financial statements no later than 10 days after the conclusion of the time period required above;

(b) Annual Statements — within 105 days (or such shorter period as is 15 days greater than the period applicable to the filing of the Fund’s Annual Report on Form N-CSR with the SEC regardless of whether the Fund is subject to the filing requirements thereof) after the end of each fiscal year of the Fund, duplicate copies of,

(i) a balance sheet and schedule of investments of the Fund, as at the end of such year, and

(ii) statements of operations and changes in net assets of the Fund, for such year,

all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon of independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the Fund and its results of operations and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, provided that the delivery within the time period specified above of the Fund’s Form N-CSR for such fiscal year prepared in accordance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this Section 7.1(b), and provided, further, that the Fund shall be deemed to have made such delivery of such Form N-CSR if it shall have timely made Electronic Delivery thereof, and provided, further, that the Fund agrees also to deliver hard copies of such

ClearBridge Energy MLP Opportunity Fund Inc.	Note Purchase Agreement

financial statements to any holder of Notes who has requested such delivery in writing within the time period required above, unless such written request was made within the last 10 days of the end of such time period, in which case, the Fund will deliver such financial statements no later than 10 days after the conclusion of the time period required above;

(c) SEC and Other Reports — promptly upon their becoming available:

(i) one copy of each semi-annual or annual financial statement, each regular or periodic report sent to the Fund’s stockholders, each notice sent to the Fund’s stockholders, each proxy statement and similar document filed with the SEC, each registration statement that shall have become effective (without exhibits except as expressly requested by such holder) and each final prospectus and all amendments thereto filed by the Fund with the SEC; provided that the Fund shall be deemed to have made such delivery if it shall have timely made Electronic Delivery thereof; provided, further, that the Fund agrees also to deliver hard copies of such reports to any holder of Notes who has requested such delivery in writing no later than 10 days after receipt of such notice, and

(ii) if requested by a holder of Notes, each financial statement, report or notice sent by the Fund to its principal lending banks as a whole (excluding information sent to such banks in the ordinary course of administration of a bank facility, such as information relating to pricing and borrowing availability) or to any NRSRO.

(d) Notice of Default or Event of Default — promptly, and in any event within five Business Days after a Responsible Officer becomes aware of the existence of any Default or Event of Default, a written notice sent in accordance with Section 18 specifying the nature and period of existence thereof and what action the Fund is taking or proposes to take with respect thereto;

(e) ERISA Matters — promptly, and in any event within five Business Days after a Responsible Officer becomes aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Fund or an ERISA Affiliate proposes to take with respect thereto:

(i) with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or

(ii) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Fund or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

ClearBridge Energy MLP Opportunity Fund Inc.	Note Purchase Agreement

(iii) any event, transaction or condition that could result in the incurrence of any liability by the Fund or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Fund or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, would reasonably be expected to have a Material Adverse Effect; and

(f) Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Fund (including, without limitation, actual copies of the semi-annual and annual reports of the Fund) or relating to the ability of the Fund to perform its obligations under each Financing Agreement and under the Notes as from time to time may be reasonably requested in writing by such holder of Notes (including any such information as may be reasonably necessary to complete any Holder Forms).

Section 7.2. Officer’s Certificate. Each set of financial statements delivered to a holder of Notes pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer setting forth (which, in the case of Electronic Delivery of any such financial statements, shall be by separate delivery of such certificate to each holder of Notes promptly upon the making of such Electronic Delivery):

(a) Covenant Compliance — the information (including detailed calculations) required in order to establish whether the Fund was in compliance with the requirements of Sections 9.7, 10.4(b) and 10.4(c) and any Additional Covenant incorporated herein pursuant to Section 9.9 during the semi-annual or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and

(b) Event of Default — a statement that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Fund from the beginning of the semi-annual or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Fund shall have taken or proposes to take with respect thereto.

ClearBridge Energy MLP Opportunity Fund Inc.	Note Purchase Agreement

Section 7.3. Visitation. The Fund shall permit the representatives of each holder of Notes that is an Institutional Investor:

(a) No Default — if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Fund, to visit the principal executive office of the Fund, to discuss the affairs, finances and accounts of the Fund with the Fund’s officers, and, with the consent of the Fund (which consent will not be unreasonably withheld) to visit the other offices and properties of the Fund, not more than twice each calendar year during normal business hours; and

(b) Default — if a Default or Event of Default then exists, at the expense of the Fund to visit and inspect any of the offices or properties of the Fund, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Fund authorizes said accountants to discuss the affairs, finances and accounts of the Fund, it being understood that such accountants may decline such request in their sole discretion), all at such times and as often as may be reasonably requested.

SECTION 8. PAYMENT AND PREPAYMENT OF THE NOTES

Section 8.1. Maturity and Payment. As provided therein, the entire unpaid principal balance of the Notes shall be due and payable on the stated maturity date thereof.

Section 8.2. Optional Prepayments with Make-Whole Amount and Special Optional Prepayments.

Section 82.1. Optional Prepayments of the Notes with Make-Whole Amount. The Fund may, at its option, in accordance with the provisions of this Section 8.2.1 and to the extent prepayment of the Notes (specifically including the applicable Make-Whole Amount and accrued interest on the Notes) is permitted under the 1940 Act and Maryland law, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes, or if within 90 days prior to the final maturity date of a particular Series, that particular Series, in an amount not less than 5% of the aggregate principal amount of the Notes then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid, together with interest accrued thereon to the date of such prepayment, and the Make-Whole Amount determined for the prepayment date with respect to such principal amount. The Fund will give each holder of the Notes written notice of each optional prepayment under this Section 8.2.1 not less than 12 days (or 7 days in the case of any notice of prepayment in connection with a prepayment to cure any default under Sections 9.7(a) or 9.7(b), or both) and not more than 75 days prior to the date fixed for such prepayment. Each such notice shall specify such date on which the prepayment is scheduled to occur (which shall be a Business Day), the aggregate principal amount of each Series of the Notes to be prepaid on such date, the principal amount of each Note of such Series held by such holder to be prepaid (determined in accordance with Section 8.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole

ClearBridge Energy MLP Opportunity Fund Inc.	Note Purchase Agreement

Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment date, the Fund shall deliver to each holder of Notes a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.

Section 8.2.2. Special Optional Prepayments. If the 1940 Act Senior Notes Asset Coverage is greater than 300%, but less than or equal to 325%, for any five (5) Business Days within a ten (10) Business Day period determined on the basis of values calculated as of a time within 48 hours (not including Sundays or holidays) next preceding the time of such determination within the ten Business Day period, the Fund may, at its option, and to the extent prepayment of the Notes (specifically including the applicable Make-Whole Amount and accrued interest on the Notes) in accordance with the provisions of this Section 8.2.2 is permitted under the 1940 Act and Maryland law, upon notice as provided below, prepay all or any part of the Notes at 100% of the principal amount so prepaid, together with interest accrued thereon to the date of such prepayment, and the Make-Whole Amount determined for the prepayment date with respect to such principal amount. Notwithstanding anything to the contrary set forth herein, the Make-Whole Amount for the Notes prepaid pursuant to this Section 8.2.2 shall be equal to two percent (2%) of the principal amount so prepaid; provided, however, that (a) the amount of Notes to be prepaid pursuant to this Section 8.2.2 shall at no time exceed an amount which results in a 1940 Act Senior Notes Asset Coverage of more than 340% pro forma for such prepayment, determined on the basis of values calculated as of a time within 48 hours (not including Sundays or holidays) next preceding the time of such determination, (b) immediately after giving effect to such prepayment, the aggregate amount of Indebtedness for borrowed money of the Fund shall be less than the aggregate amount of Indebtedness for borrowed money Of the Fund immediately prior to such prepayment by the amount of Notes so prepaid and (c) the Fund may not borrow under its revolving credit facility immediately prior to such prepayment for the purpose of financing such prepayment. The Fund will give each holder of the Notes being prepaid pursuant to this Section 8.2.2 written notice of each optional prepayment under this Section 822 not less than 12 days and not more than 75 days prior to the date fixed for such prepayment. Each such notice shall specify such date on which the prepayment is scheduled to occur (which shall be a Business Day), the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and the Make-Whole Amount due in connection with such prepayment.

Section 8.2.3. Prepayments of Notes One Month Prior to Maturity at Par. Notwithstanding anything contained herein to the contrary, so long as no Default or Event of Default exists, the Fund may, at its option, upon notice as provided below redeem all of the Notes of a particular Series on or after the date which is 30 days prior to maturity of such Series of Notes at 100% of the principal amount of such Notes, together with interest on such Notes accrued to the date of prepayment and without any Make-Whole Amount. The Fund will give each holder of Notes subject to such redemption written notice of each optional prepayment under this Section 8.2.3 not less than 12 days and not more than 75 days prior to the date fixed for such prepayment. Each such notice shall specify such date on which the prepayment is scheduled to occur (which shall be a Business Day), the aggregate principal amount of each Note to be prepaid on such date and the interest to be paid on the prepayment date.

ClearBridge Energy MLP Opportunity Fund Inc.	Note Purchase Agreement

Section 8.2.4. Optional Prepayment during Extended 10-Day Period. The Fund may, upon notice as required below, prepay Notes to cure a Default under Section 11(c) (consisting solely of a Default under Section 9.7), at 100% of the principal amount so prepaid, together with interest accrued thereon to the date of such prepayment, and the Make-Whole Amount (referred to below) determined for such prepayment date with respect to the principal amount. The Fund will give each holder of Notes written notice of each prepayment under this Section 8.2.4 prior to the end of the Initial 30-Day Period. Such notice shall specify such date on which the prepayment is scheduled to occur (which shall be a Business Day) prior to the end of the Extended 10-Day Period, the aggregate principal amount of Notes to be prepaid, the principal amount of Notes held by such holder to be prepaid, and the interest and Make-Whole Amount (referred to below). In the event the Fund makes any partial prepayment of Notes and any other Senior Securities to cure any Default under Section 11(c) during the Extended 10-Day Period, the principal amount of Notes and any other Senior Securities to be prepaid shall be allocated among all of the Notes and other Senior Securities at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment. Notwithstanding anything to the contrary set forth herein, the Make-Whole Amount for the Notes prepaid during the Extended 10 Day Period shall be equal to one percent (1%) of the principal amount so repaid; provided, however, that the amount of Notes and the other Senior Securities to be repaid during the Extended 10-Day Period shall at no time exceed an amount necessary for the Fund to be in pro forma compliance with Section 9.7 after giving effect to such repayment.

Section 83. Allocation of Partial Prepayments. In the case of each partial prepayment of the Notes pursuant to Section 8.2.1, 8.2.2 or 8.2.4, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment; provided that in the case of any prepayment of a particular Series of Notes within 90 days prior to the final maturity date thereof pursuant to Section 8.2.1, the principal amount of the Notes of such Series to be prepaid shall be allocated among all of the Notes of such Series at the time outstanding in proportion, as nearly as practicable to the respective unpaid principal amount thereof not theretofore called for prepayment.

Section 8.4. Maturity; Surrender, Status, Etc. In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment (which shall be a Business Day), together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount. From and after such date, unless the Fund shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Fund and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

ClearBridge Energy MLP Opportunity Fund Inc.	Note Purchase Agreement

Section 8.5. Purchase of Notes. The Fund will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding\ Notes except (a) upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes or (b) pursuant to an offer to purchase made by the Fund or an Affiliate pro rata to the holders of all of the Notes at the time outstanding upon the same terms and conditions with respect to the Notes. Any such offer shall provide each holder with sufficient information to enable it to make an informed decision with respect to such offer, and shall remain open for at least 20 Business Days. If the holders of more than 50% of the principal amount of the Notes, then outstanding accept such offer, the Fund shall promptly notify the remaining holders of such fact and the expiration date for the acceptance by holders of Notes of such offer shall be extended by the number of days necessary to give each such remaining holder at least 10 Business Days from its receipt of such notice to accept such offer. The Fund will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

Section 8.6. Make-Whole Amount. “Make-Whole Amount” means (except as specified in Sections 8.2.2 and 8.2.4) with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2.1 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Note, 50% (50 basis points) over the yield to maturity implied by (i) the yields reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on the run U.S.Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date.

ClearBridge Energy MLP Opportunity Fund Inc.	Note Purchase Agreement

In the case of each determination under clause (i) or clause (ii), as the case may be, of the preceding paragraph, such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (l) the applicable U.S. Treasury security with the maturity closest to and greater than such Remaining Average Life and (2) the applicable U.S. Treasury security with the maturity closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

“Remaining Average Life” means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of such Note, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2.1 or Section 12.1.

“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2.1 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

SECTION 9. AFFIRMATIVE COVENANTS.

The Fund covenants that so long as any of the Notes are outstanding:

Section 9.1. Compliance with Law. Without limiting Section 10.3, the Fund will comply with all laws, ordinances or governmental rules or regulations to which it is subject, including, without limitation, ERISA, Environmental Laws, the USA Patriot Act and the other laws and regulations that are referred to in Section 5.16, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of its properties or to the conduct of its businesses, in each case to the. extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits,

ClearBridge Energy MLP Opportunity Fund Inc.	Note Purchase Agreement

franchises and other governmental authorizations would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Without limiting the foregoing, the Fund shall remain in material compliance, at all times with the 1940 Act, including, but not limited to, all leverage provisions specified in the 1940 Act.

Section 9.2. Insurance. The Fund will maintain, with insurers of recognized financial responsibility, insurance with respect to its properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

Section 9.3. Maintenance of Properties. The Fund will maintain and keep, or cause to be maintained and kept, its properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Fund from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Fund has concluded that such discontinuance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.4. Payment of Taxes. The Fund will file all income tax or similar tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies payable by it, to the extent the same have become due and payable and before they have become delinquent, provided that the Fund need not file any such tax return or pay any such tax, assessment, charge or levy if (i) the amount, applicability or validity thereof is contested by the Fund on a timely basis in good faith and in appropriate proceedings, and the Fund has established adequate reserves therefor in accordance with GAAP on the books of the Fund or (ii) the failure to file any such tax returns or the nonpayment of any such taxes, assessments, charges and levies in the aggregate would not reasonably be expected to have a Material Adverse Effect.

Section 9.5. Corporate Existence, Etc. Subject to Section 10.2, the Fund will at all times preserve and keep in full force and effect its corporate existence. Subject to Section 10.2, the Fund will at all times preserve and keep in full force and effect all rights and franchises of the Fund unless, in the good faith judgment of the Fund, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise would not, individually or in the aggregate, have a Material Adverse Effect.

Section 9.6. Books and Records. The Fund will maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Fund, as the case may be.

Section 9.7. Asset Coverage. (a) The Fund shall maintain, as of the last day of each month, the 1940 Act Asset Coverage.

ClearBridge Energy MLP Opportunity Fund Inc.	Note Purchase Agreement

(b) The Fund shall satisfy, as of each Valuation Date, the Basic Maintenance Test.

Section 9.8. Current Rating on the Notes. The Fund shall at all times maintain a current rating given by a NRSRO of at least Investment Grade with respect to the Notes and shall not at any time have any rating given by a NRSRO of less than Investment Grade with respect to the Notes.

Section 9.9. Most Favored Lender Status. In the event that the Fund shall at any time after the date of Closing enter into, assume or otherwise become bound by or obligated under any agreement creating or evidencing Indebtedness of the Fund in excess of $10,000,000 in principal amount (a “Reference Agreement”) containing one or more Additional Covenants, the terms of this Agreement shall, without any further action on the part of the Fund or any of the holders of the Notes, be deemed to be amended automatically to include each Additional Covenant contained in such Reference Agreement. The Fund further covenants to promptly execute and deliver at its expense (including, without limitation, the fees and expenses of counsel for the holders of the Notes) an amendment to this Agreement in form and substance reasonably satisfactory to the Required Holders evidencing the amendment of this Agreement to include such Additional Covenants, provided that the execution and delivery of such amendment shall not be a precondition to the effectiveness of such amendment as provided for in this Section 9.9, but shall merely be for the convenience of the parties hereto.

Notwithstanding the foregoing, (A) if any Additional Covenant that has been incorporated herein pursuant to this Section 9.9 is subsequently amended or modified in the relevant Reference Agreement, such Additional Covenant, as amended or modified, shall be deemed incorporated by reference into this Agreement and replace such Additional Covenant as originally incorporated, mutatis mutandi, as if set forth fully in this Agreement, effective beginning on the date on which such amendment or modification is effective under the relevant Reference Agreement and (B) if any Additional Covenant that has been incorporated herein pursuant to this Section 9.9 is subsequently removed or terminated from the relevant Reference Agreement or the Fund is otherwise no longer required to comply therewith under the relevant Reference Agreement, the Fund, beginning on the effective date such Additional Covenant is removed or terminated from the relevant Reference Agreement or the Fund otherwise no longer required to comply with such Additional Covenant, shall no longer be or remain obligated to comply with such Additional Covenant hereunder. In the event that an Additional Covenant is amended, modified, removed or terminated pursuant to this Section 9.9 and the Fund and the Required Holders previously entered into an amendment to incorporate such Additional Covenant herein, the holders of the Notes, upon the request of the Fund, shall enter into an amendment to this Agreement to reflect such amendment, modification, removal or termination of such Additional Covenant; provided that the failure of the holders of the Notes and the Fund to execute and deliver any such amendment shall not adversely affect the automatic incorporation of any amended or modified Additional Covenants into, or the automatic removal or termination of Additional Covenants from, this Agreement as provided above in this Section 9.9.

Section 9.10. Ranking of Obligations. The Fund’s payment obligations under the Financing Agreements shall at all times rank senior to all other unsecured and unsubordinated Indebtedness and senior to any mandatorily redeemable Preferred Stock issued by the Fund and at least pari passu, without preference or priority, with all other secured Indebtedness.

ClearBridge Energy MLP Opportunity Fund Inc.	Note Purchase Agreement

Section 9.11. Maintenance of Status and Compliance. (a) The Fund will remain a non-diversified, closed-end management investment company registered with the SEC under the 1940 Act.

(b) The Fund will at all times comply in all material respects with the Investment Policies and Restrictions. The Fund will not permit any of the Investment Policies and Restrictions that may not be changed without shareholder approval to be changed from those in effect on the date of Closing without the prior written consent of the Required Holders, which consent shall not be unreasonably withheld.

SECTION 10. NEGATIVE COVENANTS.

The Fund covenants that so long as any of the Notes are outstanding:

Section 10.1. Transactions with Affiliates. The Fund will comply in all material respects with the 1940 Act provisions, rules and regulations relating to transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate and such transactions shall be pursuant to the reasonable requirements of the Fund’s business and upon terms fair and reasonable to the Fund.

Section 10.2. Merger, Consolidation, Etc. The Fund will not consolidate with or merge with any other Person or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to any Person unless:

(a) the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease all or substantially all of the assets of the Fund as an entirety, as the case may be, shall be a solvent corporation or limited liability company organized and existing under the laws of the United States or any State thereof (including the District of Columbia), and, if the Fund is not such corporation or limited liability company, such corporation or limited liability company shall have executed and delivered to each holder of any Notes its assumption of the due and punctual performance and observance of each covenant and condition of the Financing Agreements; and

(b) immediately before and immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

No such conveyance, transfer or lease of substantially all of the assets of the Fund shall have the effect of releasing the Fund or any successor corporation or limited liability company that shall theretofore have become such in the manner prescribed in this Section 10.2 from its liability under the Financing Agreements.

ClearBridge Energy MLP Opportunity Fund Inc.	Note Purchase Agreement

Section 10.3. Terrorism Sanctions Regulations. The Fund will not and will not permit any Controlled Entity (a) to become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or any Person that is the target of sanctions imposed by the United Nations or by the European Union, or (b) directly or indirectly to have any investment in or engage in any dealing or transaction (including, without limitation, any investment, dealing or transaction involving the proceeds of the Notes) with any Person if such investment, dealing or transaction (i) would cause any holder to be in violation of any law or regulation applicable to such holder, or (ii) is prohibited by or subject to sanctions under any U.S. Economic Sanctions, or (c) to engage, nor shall any Affiliate of either engage, in any activity that could subject such Person or any holder to sanctions under CISADA or any similar law or regulation with respect to Iran or any other country that is subject to U.S. Economic Sanctions.

Section 10.4. Certain Other Restrictions. (a) If the Rating Agency Guidelines require the Fund to receive a prior written confirmation that certain actions would not impair the rating then assigned by the Rating Agency to a Senior Security, then the Fund will not engage in such actions, unless it has received written confirmation from each such Rating Agency that such actions would not impair the rating then assigned by such Rating Agency.

(b) The Fund will not declare any dividend or other distribution (other than a dividend or distribution paid in shares of capital stock of the Fund) upon any class of shares of capital stock of the Fund or purchase any capital stock of the Fund, unless, in every such case, immediately after such transaction, an asset coverage of at least 300% would be achieved after deducting the amount of such dividend, distribution or purchase price, as the case may be; provided, however, that dividends may be declared upon any Preferred Stock of the Fund if the Notes and any other Senior Securities have an asset coverage (as determined in accordance with Section 18(h) of the 1940 Act as in effect on the date of Closing) of at least 200% at the time of declaration thereof, after deducting the amount of such dividend.

(c) A declaration of a dividend or other distribution on or purchase or redemption of any common or preferred shares of capital stock of the Fund is prohibited (i) at any time that an Event of Default has occurred and is continuing or (ii) if after giving effect to such declaration, the Fund would not satisfy the Basic Maintenance Test.

Section 10.5. No Subsidiaries. The Fund will not at any time have any Subsidiaries.

Section 10.6. No Liens. The Fund will not create, assume, incur, or suffer to be created, assumed or incurred or to exist any Lien in respect of any Collateral other than (a) any pledge for the benefit of the Note Agent (for the holders of Notes) and (b) Permitted Liens.

ClearBridge Energy MLP Opportunity Fund Inc.	Note Purchase Agreement

SECTION 11. EVENTS OF DEFAULT.

An “ Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a) the Fund defaults in the payment of any principal, Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b) the Fund defaults in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable; or

(c) the Fund defaults in the performance of or compliance with any term contained in Sections 7.1(d), 9.7, 9.8, 10.4(b), 10.4(c) and any Additional Covenant incorporated herein pursuant to Section 9.9, and such default is not remedied within 30 days, provided, that in the case of any such default under Section 9.7, such 30-day period (the “Initial 30-Day Period”) shall be extended by an additional 10-day period (the “Extended 10-Day Period”) if the Fund shall have given notice prior to the end of such Initial 30-Day Period of an optional prepayment of such principal amount of Notes pursuant to Section 8.2 and any other Senior Securities which, when consummated, shall be sufficient to cure such default); or

(d) the Fund defaults in the performance of or compliance with any term contained herein or in the Financing Agreements (other than those referred to in Sections 11(a), (b) and (c)) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Fund receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(d)); or

(e) any representation or warranty made in writing by or on behalf of the Fund or by any officer of the Fund in any Financing Agreement or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or

(f) (i) the Fund is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness, that is outstanding in an aggregate principal amount of at least $10,000,000 beyond any period of grace provided with respect thereto, or. (ii) the Fund is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least $10,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be) due and payable before its stated maturity or before its regularly scheduled dates of payment; or

(g) the Fund (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction,

ClearBridge Energy MLP Opportunity Fund Inc.	Note Purchase Agreement

(iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any Of the foregoing; or

(h) a court or Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Fund, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Fund, or any such petition shall be filed against the Fund and such petition shall not be dismissed within 60 days; or

(i) a final judgment or judgments for the payment of money aggregating in excess of $10,000,000 are rendered against the Fund and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

(j) ClearBridge Investments, LLC (f/k/a ClearBridge Advisors, LLC) or one of its Affiliates is no longer the subadviser of the Fund; or

(k) if, pursuant to Section 18(a)(l)(c)(ii) of the 1940 Act, on the last business day of each of twenty-four consecutive calendar months the Notes shall have an asset coverage of less than 100%; or

(l) if (i) any Plan, if applicable, shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Fund or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed $35,000,000, (iv) the Fund or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Fund or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) the Fund or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Fund or any Subsidiary thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect; or

ClearBridge Energy MLP Opportunity Fund Inc.	Note Purchase Agreement

(m) at any time it is or becomes unlawful for the Fund to perform or comply with any or all of its obligations under any of the Financing Agreements or any Lien on any of the Collateral purported to be created by any Financing Agreement ceases to be or is not a valid and perfected Lien to the extent and with the priority contemplated hereby or thereby or any Financing Agreement shall cease to be in full force and effect, including, without limitation, as a result of a determination by any Governmental Authority or court that the Financing Agreement is invalid, void or unenforceable in any material respect or the Fund shall contest, repudiate or deny the validity or enforceability of any Financing Agreement.

As used in Section 11(1), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA.

SECTION 12. REMEDIES ON DEFAULT, ETC.

Section 12 .I. Acceleration. (a) If an Event of Default with respect to the Fund described in Section 11(g) or (h) (other than an Event of Default described in clause (i) of Section 11(g) or described in clause (vi) of Section 11(g) by virtue of the fact that such clause encompasses clause (i) of Section 11(g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b) If any other Event of Default has occurred and is continuing, the Required Holders may at any time at its or their option, by notice or notices to the Fund, declare all the Notes then outstanding to be immediately due and payable.

(c) If any Event of Default described in Section 11(a) or (b) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Fund, declare all the Notes held by it or them to be immediately due and payable.

Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including, but not limited to, interest accrued thereon at the applicable Default Rate) and (y) the Make-Whole Amount, determined in respect of such principal amount (to the full extent permitted by applicable law) shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Fund acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Fund (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount, in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

Section 12.2. Other Remedies. If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding

ClearBridge Energy MLP Opportunity Fund Inc.	Note Purchase Agreement

may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

Section 123. Rescission. At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or (c), the Required Holders, by written notice to the Fund, may rescind and annul any such declaration and its consequences if (a) the Fund has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal, Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the applicable Default Rate, (b) neither the Fund nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

Section 12.4. No Waivers or Election of Remedies, Expenses, Etc, No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Fund under Section 15, the Fund will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

SECTION 13. REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

Section 13.1. Registration of Notes. Each Purchaser and each subsequent holder of the Notes severally acknowledges and agrees that any Notes received in connection with this Agreement will bear the legend set forth on Exhibit 13.1. The Fund or its agent on the Fund’s behalf shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Fund shall not be affected by any notice or knowledge to the contrary. The Fund shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

ClearBridge Energy MLP Opportunity Fund Inc.	Note Purchase Agreement

Section 13.2. Transfer and Exchange of Notes. Upon surrender of any Note to the Fund or its agent at the address and to the attention of the designated officer (all as specified in Section 18(iii)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within ten Business Days thereafter, the Fund shall execute and deliver, at the Fund’s expense (except as provided below), one or more new Notes of the same Series (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 1-A or 1-B as applicable. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Fund may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes Shall not be transferred in denominations of less than $100,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes of a Series, one Note of such Series may be in a denomination of less than $100,000. Notwithstanding anything to the contrary in this Section 13.2, no Notes shall be resold, transferred or otherwise disposed of unless such Notes are registered pursuant to the provisions of the Securities Act and any applicable state or foreign securities laws or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Fund is not required to register the Notes. Each holder of Notes will be deemed, by its acceptance thereof, (i) to have made the representations set forth in Section 6.2 of this Agreement and (ii) to have agreed to the confidentiality provisions set forth in Section 20 of this Agreement.

Section 13.3. Replacement of Notes. Upon receipt by the Fund at the address and to the attention Of the designated officer (all as specified in Section 18(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $50,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b) in the case of mutilation, upon surrender and cancellation thereof,

within ten Business Days thereafter, the Fund at its own expense shall execute and deliver, in lieu thereof, a new Note of the same Series, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

ClearBridge Energy MLP Opportunity Fund Inc.	Note Purchase Agreement

SECTION 14. PAYMENTS ON NOTES.

Section 14.1. Place of Payment. Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, arid interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of The Bank of New York Mellon at 101 Barclay Street, New York, New York 10286. The Fund may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Fund in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

Section 14.2. Home Office Payment. So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Fund will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, and interest by the method and at the address specified for such purpose below such Purchaser’s name in Schedule A, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Fund in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Fund made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Fund at its principal executive office or at the place of payment most recently designated by the Fund pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Fund in exchange for a new Note or Notes pursuant to Section 13.2. The Fund will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 14.2.

SECTION 15. EXPENSES, ETC.

Section 15.1. Transaction Expenses. Whether or not the transactions contemplated hereby are consummated, the Fund will pay all costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required by the Required Holders, local or other counsel) incurred by the Purchasers and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of any Financing Agreements (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the reasonable costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under any Financing Agreements or in responding to any subpoena or other legal process or informal investigative demand issued in connection with any Financing Agreements, or by reason of being a holder of any Note, (b) the reasonable costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Fund or in connection with any work-out or restructuring of the transactions contemplated the Financing Agreements and by the Notes and (c) the costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO, provided that such

ClearBridge Energy MLP Opportunity Fund Inc.	Note Purchase Agreement

costs and expenses under this clause (c) shall not exceed $3,000 per Series. The Fund will pay, and will save each Purchaser and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes).

Section 15.2. Survival. The obligations of the Fund under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of any Financing Agreement, and the termination of this Agreement.

SECTION 16.    SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein shall survive the execution and delivery of the Financing Agreements, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Fund pursuant to the Financing Agreements shall be deemed representations and warranties of the Fund under this Agreement. Subject to the preceding sentence, the Financing Agreements embody the entire agreement and understanding between each Purchaser and the Fund and supersede all prior agreements and understandings relating to the subject matter hereof.

SECTION 17. AMENDMENT AND WAIVER.

Section 17.1. Requirements. (a) This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Fund and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 1,2, 3,4,5,6 or 21 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing, and (b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the Make-Whole Amount on, the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (iii) amend any of Sections 8,11(a), 11(b), 12,17 or 20.

The Financing Agreements (other than this Agreement and the Notes) may be amended in the manner described in each such document.

Section 17.2. Solicitation of Holders of Notes.

(a) Solicitation. The Fund will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Fund will deliver executed or true and correct copies of each

ClearBridge Energy MLP Opportunity Fund Inc.	Note Purchase Agreement

amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

(b) Payment. The Fund will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes or any waiver or amendment of any of the terms and provisions hereof or of the Notes unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.

(c) Consent in Contemplation of Transfer. Any consent made pursuant to this Section 17.2 by the holder of any Note that has transferred or has agreed to transfer such Note to the Fund or any Affiliate of the Fund and has provided or has agreed to provide such written consent as a condition to such transfer shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such transferring holder.

Section 17.3. Binding Effect, Etc. Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Fund without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Fund and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

Section 17.4. Notes Held by Fund, Etc. Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Fund or any of its Affiliates shall be deemed not to be outstanding.

SECTION 18. NOTICES.

All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail

ClearBridge Energy MLP Opportunity Fund Inc.	Note Purchase Agreement

with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid) or (d) by email. Any such notice must be sent:

(i) if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in Schedule A, or at such other address as such Purchaser or nominee shall have specified to the Fund in writing,

(ii) if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Fund in writing, or

(iii) if to the Fund, to the Fund at its address set forth at the beginning hereof to the attention of Chief Executive Officer, or at such other address as the Fund shall have specified to the holder of each Note in writing.

Notices under this Section 18 will be deemed given only when actually received.

SECTION 19. REPRODUCTION OF DOCUMENTS.

This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser may destroy any original document so reproduced. The Fund agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Fund or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original , or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

SECTION 20. CONFIDENTIAL INFORMATION.

For the purposes of this Section 20, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Fund in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the Fund, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Fund or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information in

ClearBridge Energy MLP Opportunity Fund Inc.	Note Purchase Agreement

accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, trustees, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (v) any Person from which it offers to purchase any security of the Fund (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes and this Agreement. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Fund in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Fund embodying the provisions of this Section 20. A holder of a Note, by receipt of Confidential Information, hereby also acknowledges that trading in the Fund’s securities may be prohibited under applicable laws, rules and regulations and that it has implemented policies to comply with applicable laws, rules and regulations and to prohibit any such prohibited trades.

SECTION 21. SUBSTITUTION OF PURCHASER.

Section 21.1. Each Purchaser shall have the right to substitute any one of its Affiliates as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Fund, which notice shall be signed by both such Purchaser and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 21), shall be deemed to refer to such Affiliate in lieu of such original Purchaser. In the event that such Affiliate is so substituted as a Purchaser hereunder and such Affiliate thereafter transfers to such original Purchaser all of the Notes then held by such Affiliate, upon receipt by the Fund of notice of such transfer, any reference to such Affiliate as a “Purchaser” in this Agreement (other than in this Section 21), shall no longer be deemed to refer to such Affiliate, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.

ClearBridge Energy MLP Opportunity Fund Inc.	Note Purchase Agreement

Section 21.2. Notwithstanding anything to the contrary herein, if the source of funds to be used by a proposed Affiliate or transferee to purchase a Note is a source which qualifies under clause (c) or (g) of Section 6.2, no Purchaser shall substitute any Affiliate as the purchaser of the Notes or make any other transfer of the Notes to any other transferee without the prior written consent of the Fund, which will not be unreasonably withheld or delayed; provided, however, if such Affiliate or other transferee is able to make the representation set forth in Section 6.2(c) without making any disclosure to the Fund in writing, the prior written consent of the Fund to such substitution or transfer shall not be required.

SECTION 22. MISCELLANEOUS.

Section 22.1. Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

Section 22.2. Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding (but without limiting the requirement in Section 8.4 that the notice of any optional prepayment specify a Business Day as the date fixed for such prepayment), any payment of principal of or Make-Whole Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; provided that if the maturity date of any Note is a date other than a Business Day, the payment otherwise due on such maturity date shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

Section 22.3. Accounting Terms. All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP. For purposes of determining compliance with the financial covenants contained in this Agreement, any election by the Fund to measure an item of Indebtedness using fair value (as permitted by Financial Accounting Standards Board Accounting Standards Codification Topic No. 825-10-25 – Fair Value Option, International Accounting Standard 39 – Financial Instruments: Recognition and Measurement or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.

Section 22.4. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

ClearBridge Energy MLP Opportunity Fund Inc.	Note Purchase Agreement

Section 22.5. Construction, Etc. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

For the avoidance of doubt, all Schedules and Exhibits attached to this Agreement and all Additional Covenants incorporated herein pursuant to Section 9.9 shall be deemed to be a part hereof.

The Notes are issued under and are subject to the terms and provisions of this Agreement and no other indenture of the Fund.

Section 22.6. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

Section 22.7. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Section 22.8. Jurisdiction and Process; Waiver of Jury Trial. (a) The Fund irrevocably submits to the non-exclusive jurisdiction of any New York state or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes. To the fullest extent permitted by applicable law, the Fund irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b) The Fund consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 22.8(a) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Section 18 or at such other address of which such holder shall then have been notified pursuant to said Section. The Fund agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it.

ClearBridge Energy MLP Opportunity Fund Inc.	Note Purchase Agreement

Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(c) Nothing in this Section 22.8 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Fund in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(d) THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE NOTES OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.

*    *    *    *    *

If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Fund, whereupon this Agreement shall become a binding agreement between you and the Fund.

Very truly yours,

CLEARBRIDGE ENERGY MLP OPPORTUNITY FUND INC.

By:	/s/ Jane E. Trust
Name: Jane E. Trust
Title: Chairman, President and Chief Executive Officer

[Signature Page to the Note Purchase Agreement]

ClearBridge Energy MLP Opportunity Fund Inc.	Note Purchase Agreement

This Agreement is hereby accepted and agreed to as of the date thereof.

[Purchaser Signatures Redacted]

INFORMATION RELATING TO PURCHASERS

[Redacted]

SCHEDULE A

(to Note Purchase Agreement)

DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Additional Covenant” shall mean any covenant in respect of the financial condition or financial position of the Fund, including, but not limited to, covenants that specify or require the maintenance of certain financial ratios applicable to the Fund, and the default provision related thereto (regardless of whether such provision is labeled or otherwise characterized as a covenant or a default).

“Additional Debt Facility” or “Additional Debt Facilities” means any note purchase agreement or credit agreement (other than the Bank Facility) entered into by the Fund with a financial institution on or after August 26, 2015 which is (i) secured only by Liens that are pari passu with the Liens in favor of the Note Agent, (ii) subject to the terms of the Intercreditor Agreement and (iii) not otherwise prohibited by the Financing Agreements and, provided that no Default or Event of Default has occurred or shall occur both immediately before and immediately after entering into such Additional Debt Facility.

“Adjustment Period” shall mean, with respect to any calculation of the applicable interest rate in respect of the Notes, any period of time during which any Series of the Notes has a current rating of less than “A-” by Fitch or less than its equivalent by any other NRSRO.

“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Fund.

“Agency Discounted Value” means the quotient of the Market Value of an Eligible Asset divided by the applicable Rating Agency Discount Factor, provided that with respect to an Eligible Asset that is currently callable, Agency Discounted Value will be equal to the quotient as calculated above or the call price, whichever is lower, and that with respect to an Eligible Asset that is prepayable, Agency Discounted Value will be equal to the quotient as calculated above or the par value, whichever is lower.

“Anti-Corruption Laws” is defined in Section 5.16(d)(1).

“Anti-Money Laundering Laws” is defined in Section 5.16(c).

“Bank Facility” means the Credit Agreement dated as of February 7, 2013, among the Fund, State Street Bank and Trust Company as agent and other lending parties thereto as amended by Amendment No. 1 to Credit Agreement dated as of February 6, 2014, as further amended by Amendment No. 2 to Credit Agreement, dated as of February 5, 2015, as further

SCHEDULE B

(to Note Purchase Agreement)

amended by Amendment No. 3 to Credit Agreement and Amendment No. 1 to Security Agreement dated as of August 26, 2015 and as further amended, supplemented, renewed, extended or otherwise modified or refinanced from time to time and any related loan documents (or words of comparable effect), as such related loan documents may be amended, supplemented, renewed, extended or otherwise modified or refinanced from time to time.

“Basic Maintenance Test” as of any Valuation Date is the requirement to maintain Eligible Assets with an aggregate Agency Discounted Value equal to at least the basic maintenance amount required by each Rating Agency under its respective Rating Agency Guidelines, separately determined.

“Blocked Person” is defined in Section 5.16(a).

“Business Day” means (a) for the purposes of Section 8.6 only, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed, and (b) for the purposes of any other provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York, are required or authorized to be closed.

“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“CISADA” means the Comprehensive Iran Sanctions, Accountability and Divestment Act.

“Closing” is defined in Section 3.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Collateral” means the assets of the Fund encumbered by the Security Agreement.

“Collateral Agent” means State Street Bank and Trust Company, or any other Person appointed pursuant to Section 2.7 of the Intercreditor Agreement, in its capacity as the collateral agent on behalf of (a) the Note Agent, (b) the agent under the Bank Facility for the lenders thereunder, (c) the 2013 Note Agent, and (d) other lenders, holders of Notes or agents under Additional Debt Facilities from time to time, as contemplated therein.

“Confidential Information” is defined in Section 20.

“Control Agreement” means that certain Control Agreement dated February 7, 2013, as amended by that certain Amendment No.1 to Control Agreement dated as of August 26, 2015, among the Fund, the Collateral Agent and the Custodian, as the same may be further amended, restated, modified, supplemented or in effect from time to time.

“Controlled Entity” means (i) any of the Subsidiaries of the Fund and any of their or the Fund’s respective Controlled Affiliates and (ii) if the Fund has a parent company, such parent company and its Controlled Affiliates. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Custodian” means State Street Bank and Trust Company, or any successor under the Custody Agreement.

“Custody Agreement” means that certain Custodian Services Agreement, dated as of October 5, 2012, among the Fund, the Custodian and the other parties thereto, as the same may be amended or replaced and in effect from time to time.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means, with respect to any Series of Notes, that rate of interest per annum that is the greater of (i) 2.00% above the rate of interest stated in clause (a) of the first paragraph of the Notes of such Series or (ii) 2.00% over the rate of interest publicly announced by The Bank of New York Mellon in New York, New York as its “base” or “prime” rate.

“Disclosure Documents” is defined in Section 5.3.

“Electronic Delivery” is defined in Section 7.1(a).

“Eligible Assets” means Fitch Eligible Assets (if Fitch is then rating the Senior Securities) and/or Other Rating Agency Eligible Assets (if any Other Rating Agency is then rating the Senior Securities), whichever is applicable.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Fund under section 414 of the Code.

“Event of Default” is defined in Section 11.

“Extended 10-Day Period” shall have the meaning set forth in Section 11(c) of this Agreement.

“Financing Agreements” means this Agreement, the Notes and the Security Documents.

“Fitch” means Fitch, Inc. and its successors at law.

“Fitch Discount Factor” means the discount factors set forth in the Fitch Guidelines for use in calculating the Agency Discounted Value of the Fund’s assets in connection with Fitch’s ratings then assigned on the Senior Securities.

“Fitch Eligible Asset” means assets of the Fund set forth in the Fitch Guidelines as eligible for inclusion in calculating the Agency Discounted Value of the Fund’s assets in connection with Fitch’s ratings then assigned on the Senior Securities.

“Fitch Guidelines” mean the guidelines provided by Fitch, as may be amended from time to time, in connection with Fitch’s ratings then assigned on the Senior Securities.

“Form N-CSR” is defined in Section 7.1(b).

“Fund” means ClearBridge Energy MLP Opportunity Fund Inc., a Maryland corporation or any successor that becomes such in the manner prescribed in Section 10.2.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

“Governmental Authority” means

(a) the government of

(i) the United States of America or any State or other political subdivision thereof, or

(ii) any other jurisdiction in which the Fund conducts all or any part of its business, or which asserts jurisdiction over any properties of the Fund, or

(b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“ Governmental Official” means any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.

“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such

Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

(a) to purchase such indebtedness or obligation or any property constituting security therefor;

(b) to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

(c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any Other Person to make payment of the indebtedness or obligation; or

(d) otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.

In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

“Hazardous Material” means any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law including, but not limited to, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.

“Holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Fund pursuant to Section 13.1.

“Holder Forms” means any forms required to be filed by a holder of Notes pursuant to the 1940 Act or as required by the Federal Reserve Board.

“Indebtedness” with respect to any Person means, at any time, without duplication,

(a) its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable Preferred Stock;

(b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

(c) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases;

(d) all liabilities for borrowed money secured by any Lien, with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

(e) all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money);

(f) the aggregate Swap Termination Value of all Swap Contracts of such Person; and

(g) any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (f) hereof.

“Institutional Investor” means (a) any Purchaser of a Note, (b) any holder of a Note holding (together with one or more of its affiliates) more than 5% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.

“Initial 30-Day Period” is defined in Section 11(c).

“Intercreditor Agreement” means that certain Amended and Restated Collateral Agency and Intercreditor Agreement, dated as of the date hereof, among the Collateral Agent, the agent under the Bank Facility for the lenders thereunder, the 2013 Note Agent and the other lenders, holders of notes or agents under the Additional Debt Facilities (including the Note Agent) which are a party thereto from time to time, as the same may be amended, restated, modified or supplemented from time to time.

“Investment Grade” shall mean a rating of at least “BBB-” or higher by Fitch or its equivalent by any other NRSRO.

“Investment Policies and Restrictions” means with respect to the Fund, the provisions dealing with objectives, policies and restrictions relating to investing and borrowing by the Fund, as set forth in the Fund’s Prospectus, as modified by the annual reports of the Fund, delivered to the Purchasers prior to the date of this Agreement, in each case as such objectives, policies and restrictions are in effect on the date of Closing, as modified as permitted under this Agreement.

“Iran” means the Government of Iran and any agency or instrumentality of the Government of Iran.

“Iranian Sector” means (i) activities to develop petroleum or natural gas resources or nuclear power in Iran, including, but not limited to, providing oil or liquefied natural gas tankers or products used to construct or maintain pipelines used to transport oil or liquefied natural gas for the energy sector in Iran, (ii) activities to supply, maintain or enhance any aspect of the Iranian military, including, but not limited to, the research and development of nuclear weapons and (iii) the banking and financial services sector of Iran.

“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

“Make-Whole Amount” is defined in Section 8.6.

“Market Value” means the market value of an asset of the Fund determined as follows: Readily marketable portfolio securities listed on any exchange other than the NASDAQ are valued, except as indicated below, at the last sale price on the Business Day as of which such value is being determined. If there has been no sale on such day, the securities are valued at the mean of the most recent bid and asked prices on such day. Securities admitted to trade on the NASDAQ are valued at the NASDAQ official closing price. Portfolio securities traded on more than one securities exchange are valued at the last sale price on the Business Day as of which such value is being determined at the close of the exchange representing the principal market for such securities. Equity securities traded in the over-the-counter market, but excluding securities admitted to trading on the NASDAQ, are valued at the last sale price on the Business Day as of which such value is being determined. If there has been no sale on such day, the securities are valued at the mean of the most recent bid and asked prices on such day. Fixed income securities with a remaining maturity of 60 days or more are valued by the Fund using a pricing service. When price quotations are not available, fair market value will be based on prices of comparable securities. Fixed income securities maturing within 60 days are valued on an amortized cost basis. For securities that are privately issued or illiquid, as well as any other portfolio security held by the Fund for which, in the judgment of the Fund’s investment adviser, reliable market quotations are not readily available, the pricing service does not provide a valuation, or provides a valuation that in the judgment of that investment adviser is stale or does not represent fair value, valuations will be determined in a manner that most fairly reflects fair value of the security on the valuation date under procedures adopted by the Board of Directors of the Fund.

“Material” means material in relation to the business, operations, affairs, financial condition, assets or properties of the Fund.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Fund taken as a whole, (b) the ability of the Fund to perform its obligations under this Agreement and the Notes or (c) the validity or enforceability of this Agreement or the Notes.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“NAIC” means the National Association of Insurance Commissioners or any successor thereto.

“1940 Act” means the Investment Company Act of 1940, and the rules and regulations promulgated thereunder and all exemptive relief, if any, obtained by the Fund thereunder, as the same may be amended from time to time.

“1940 Act Asset Coverage” means asset coverage required by the 1940 Act Senior Notes Asset Coverage and by the 1940 Act Total Leverage Asset Coverage.

“1940 Act Senior Notes Asset Coverage” means, asset coverage as defined by Section 18(h) of the 1940 Act as in effect on the date of Closing of at least 300% with respect to Senior Securities, determined on the basis of values calculated as of a time within 48 hours next preceding the time of such determination.

“1940 Act Total Leverage Asset Coverage” means, asset coverage as defined by Section 18(h) of the 1940 Act as in effect on the date of Closing of at least 200% with respect to Senior Securities and Preferred Stock, determined on the basis of values calculated as of a time within 48 hours next preceding the time of such determination.

“Note Agency Agreement” means the 2015 Note Agency Agreement dated August 26, 2015, as the same may be amended or replaced and in effect from time to time.

“Note Agent” means The Bank of New York Mellon, in its capacity as agent for the holders of the Notes or any successor pursuant to the terms of the Note Agency Agreement.

“Notes” is defined in Section 1.

“NRSRO” means a nationally recognized statistical ratings organization.

“OFAC” is defined in Section 5.16(a).

“OFAC Listed Person” is defined in Section 5.16(a).

“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.ustreas.gov/offices/enforcement/ofac/programs/

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Fund whose responsibilities extend to the subject matter of such certificate.

“Other Rating Agency” means each NRSRO, if any, other than Fitch then providing a rating for the Senior Securities.

“Other Rating Agency Discount Factor” means the discount factors set forth in the Other Rating Agency Guidelines of each Other Rating Agency for use in calculating the Agency Discounted Value of the Fund’s assets in connection with the Other Rating Agency’s rating of Senior Securities.

“Other Rating Agency Eligible Assets” means assets of the Fund set forth in the Other Rating Agency Guidelines of each Other Rating Agency as eligible for inclusion in calculating the Agency Discounted Value of the Fund’s assets in connection with the Other Rating Agency’s rating of Senior Securities.

“Other Rating Agency Guidelines” mean the guidelines provided by each Other Rating Agency, as may be amended from time to time, in connection with the Other Rating Agency’s rating of Senior Securities.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Permitted Liens” means (i) Liens in favor of the Note Agent, for the benefit of the holders of the Notes, securing the obligations of the Fund under the Financing Agreements, (ii) Liens in favor of the agent under the Bank Facility, on behalf of itself, the Collateral Agent and the lenders thereunder, created by or pursuant to any of the loan documents executed in connection therewith, to the extent pari passu or junior in priority to the Liens in favor of the Note Agent, (iii) Liens in favor of other lenders, holders of notes, or agents under any Additional Debt Facilities, securing the obligations of the Fund under the documents executed in connection with such Additional Debt Facilities, to the extent pari passu with the Liens in favor of the Note Agent, (iv) Liens in favor of the 2013 Note Agent, for the benefit of the holders of the 2013 Notes, securing the obligations of the Fund under the Financing Agreements (as defined in the 2013 Note Agreement), to the extent pari passu with the Liens in favor of the Note Agent, (v) Liens for taxes, assessments or other governmental charges or levies the payment of which is not at the time required or which are being contested in good faith by the Fund and as to which the Fund has established appropriate reserves on its books and records, (vi) Liens in favor of the Fund’s Custodian granted pursuant to the Custody Agreement to secure obligations arising under such custody agreement, and (vii) encumbrances created in connection with the Fund’s portfolio investments and investment techniques to the extent not prohibited by the Investment Policies and Restrictions.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Fund or any ERISA Affiliate or with respect to which the Fund or any ERISA Affiliate may have any liability.

“ Preferred Stock” means any class of capital stock of a Person that is preferred over any other class of capital stock (or similar equity interests) of such Person as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such Person.

“ property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“Prospectus” means a prospectus (including a statement of additional information) filed pursuant to Rule 497 with the SEC on April 1, 2015, as supplemented by the prospectus supplement filed with the SEC on April 1, 2015 and as further supplemented by the prospectus supplement filed with the SEC on July 22, 2015.

“Purchaser” is defined in the first paragraph of this Agreement.

“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(l) under the Securities Act.

“Rating Agency” means each of Fitch (if Fitch is then rating Senior Securities) and any Other Rating Agency (if any Other Rating Agency is then rating Senior Securities).

“Rating Agency Discount Factor” means the Fitch Discount Factor (if Fitch is then rating Senior Securities) or an Other Rating Agency Rating Agency Discount Factor (if any Other Rating Agency is then rating Senior Securities), whichever is applicable.

“ Rating Agency Guidelines” mean Fitch Guidelines (if Fitch is then rating Senior Securities) and any Other Rating Agency Guidelines (if any Other Rating Agency is then rating Senior Securities).

“Reference Agreement” is defined in Section 9.9.

“Related Fund” means, with respect to any holder of any Note, any fund or entity that (i) invests in securities or bank loans, and (ii) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.

“Required Holders” means, at any time, the holders of more than 50% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Fund or any of its Affiliates).

“Responsible Officer” means any Senior Financial Officer and any other officer of the Fund with responsibility for the administration of the relevant portion of this Agreement.

“ SEC” shall mean the Securities and Exchange Commission of the United States, or any successor thereto.

“ securities” or “ security” shall have the meaning specified in Section 2(1) of the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Security Agreement” is defined in Section 22.

“Security Documents” means, collectively, the Security Agreement, the Control Agreement, the Intercreditor Agreement, the Custody Agreement, and all other security documents delivered from time to time to the Collateral Agent or the Note Agent or the holders of Notes granting any of them a Lien on any property of the Fund to secure the obligations and liabilities of the Fund under any Financing Agreement, as each such agreement may be amended, restated, modified, supplemented or replaced from time to time.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or Comptroller of the Fund.

“Senior Securities” means indebtedness for borrowed money of the Fund including, without limitation, the Notes, bank borrowings and (without duplication) indebtedness of the Fund within the meaning of Section 18 of the 1940 Act.

“Series” shall refer to any series of Notes issued under this Agreement.

“Series D Notes” is defined in Section 1 of this Agreement.

“Series E Notes” is defined in Section 1 of this Agreement.

“Subsidiary” means, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Fund.

“SVO” means the Securities Valuation Office of the NAIC or any successor to such Office.

“Swap Contract” means (a) any and all interest rate swap transactions, basis swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price of bond index swaps or options or forward foreign exchange transactions, cap transactions, floor transactions, currency options, spot contracts or any other similar transactions or any of the foregoing (including, but without limitation, any options to enter into any of the foregoing), and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., or any International Foreign Exchange Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amounts(s) determined as the mark-to-market values(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts.

“Total Assets” shall mean the aggregate amount of all assets of the Fund determined in accordance with GAAP applicable to the Fund.

“2013 Note Agent” means Wells Fargo Bank, National Association, in its capacity as agent for the holders of the 2013 Notes or any successor pursuant to the terms of a note agency agreement.

”2013 Note Agreement” means the Note Purchase Agreement dated February 7, 2013 among the Fund and the parties set forth in Schedule A thereto, and, as further amended, restated, modified or replaced from time to time.

“2013 Notes” means the (i) $40,000,000 aggregate principal amount of 3.27% Series A Senior Secured Notes due February 7, 2020, (ii) $50,000,000 aggregate principal amount of 3.87% Series B Senior Secured Notes due February 7, 2023, and (iii) $60,000,000 aggregate principal amount of 4.02% Series C Senior Secured Notes due February 7, 2025 of the Fund issued under the 2013 Note Agreement.

“USA PATRIOT Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“U.S. Economic Sanctions” is defined in Section 5.16(a).

“Valuation Date” means every Friday, or, if such day is not a Business Day, the next preceding Business Day; provided, however, that the first Valuation Date may occur on any other date established by the Fund; provided, further, however, that such first Valuation Date shall be not more than one week from the date on which Notes initially are issued.

DISCLOSURE MATERIALS

1.	August 2015 Investor Presentation

2.	The Prospectus (including the Statement of Additional Information incorporated by reference therein) dated April 1, 2015, as supplemented by the prospectus supplement dated April 1, 2015

3.	The Fund’s Semi-Annual Report for the six-month period ending May 31, 2015

4.	EMO Draft Term Sheet

5.	EMO Unaudited Balance Sheet as of June 30, 2015

SCHEDULE 5.3

(to Note Purchase Agreement)

FINANCIAL STATEMENTS

1.	The Fund’s Annual Report for the fiscal year ended November 30, 2014

2.	The Fund’s Semi-Annual Report for the six-month period ended May 31, 2015

SCHEDULE 5.5

(to Note Purchase Agreement)

EXISTING INDEBTEDNESS AS OF AUGUST 20, 2015

Senior Secured Notes

Obligor/Obligee: EMO/noteholders

Outstanding: $150 million

Collateral: All assets, subject to the Intercreditor Agreement

Guaranty: None

Loan Payable

Obligor/Obligee: EMO/State Street

Outstanding: $100 million

Collateral: All assets, subject to the Intercreditor Agreement

Guaranty: None

MRPS

Issuer: EMO

Outstanding: $70 million

SCHEDULE 5.15

(to Note Purchase Agreement)

SECURITY INTERESTS

State Department of Assessments and Taxation of Maryland.

SCHEDULE 5.19

(to Note Purchase Agreement)

[FORM OF SERIES D NOTE]

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR UNDER THE SECURITIES LAWS OF ANY STATE OR FOREIGN JURISDICTION AND MAY NOT BE TRANSFERRED OR RESOLD UNLESS REGISTERED UNDER THE SECURITIES ACT AND ALL APPLICABLE STATE OR FOREIGN SECURITIES LAWS OR UNLESS AN EXEMPTION FROM THE REQUIREMENT FOR SUCH REGISTRATION IS AVAILABLE.

CLEARBRIDGE ENERGY MLP OPPORTUNITY FUND INC.

3.33% SERIES D SENIOR SECURED NOTES DUE AUGUST 26, 2022

No.RD-[ ] $[ ]	[Date] PPN 18469P B*0

FOR VALUE RECEIVED, the undersigned, CLEARBRIDGE ENERGY MLP OPPORTUNITY FUND INC. (herein called the “Fund”), a corporation organized and existing under the laws of the State of Maryland, hereby promises to pay to [                    ], or registered assigns, the principal sum of [                        ] DOLLARS (or so much thereof as shall not have been prepaid) on August 26, 2022, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the rate of 3.33% per annum from the date hereof, payable semiannually, on the 26th day of February and August in each year, commencing with the February or August next succeeding the date hereof, and at maturity, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest and any overdue payment of any Make-Whole Amount, payable semi-annually as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate equal to the Default Rate.

In addition to any other amounts of interest payable hereunder, the interest rate applicable to this Note is subject to increase pursuant to and in accordance with the requirements of Section 1(b) of the Note Purchase Agreement (referred to below).

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at The Bank of New York Mellon in New York, New York or at such other place as the Fund shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of the Series D Senior Secured Notes (herein called the “Notes”) issued pursuant to the Note Purchase Agreement, dated as of August 26, 2015 (as from time to time amended, the “Note Purchase Agreement”), between the Fund and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, (i) to have made the representations set forth in Section 6.2 of the Note

EXHIBIT 1-A

(to Note Purchase Agreement)

Purchase Agreement and (ii) to have agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Fund may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Fund will not be affected by any notice to the contrary.

This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise. This Note is secured by the Security Agreement referred to in the Note Purchase Agreement.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Fund and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

CLEARBRIDGE ENERGY MLP OPPORTUNITY FUND INC.

By
Name:
Title:

E-1-A-2

[FORM OF SERIES E NOTE]

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT” ) OR UNDER THE SECURITIES LAWS OF ANY STATE OR FOREIGN JURISDICTION AND MAY NOT BE TRANSFERRED OR RESOLD UNLESS REGISTERED UNDER THE SECURITIES ACT AND ALL APPLICABLE STATE OR FOREIGN SECURITIES LAWS OR UNLESS AN EXEMPTION FROM THE REQUIREMENT FOR SUCH REGISTRATION IS AVAILABLE.

CLEARBRIDGE ENERGY MLP OPPORTUNITY FUND INC.

3.76% SERIES E SENIOR SECURED NOTES DUE AUGUST 26, 2026

No. RE-[ ] $[ ]	[Date PPN 18469P B@8	]

FOR VALUE RECEIVED, the undersigned, CLEARBRIDGE ENERGY MLP OPPORTUNITY FUND INC. (herein called the “Fund”), a corporation organized and existing under the laws of the State of Maryland, hereby promises to pay to [            ], or registered assigns, the principal sum of [                     ] DOLLARS (or so much thereof as shall not have been prepaid) on August 26, 2026, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the rate of 3.76% per annum from the date hereof, payable semiannually, on the 26th day of February and August in each year, commencing with the February or August next succeeding the date hereof, and at maturity, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest and any overdue payment of any Make-Whole Amount, payable semi-annually as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate equal to the Default Rate.

In addition to any other amounts of interest payable hereunder, the interest rate applicable to this Note is subject to increase pursuant to and in accordance with the requirements of Section 1(b) of the Note Purchase Agreement (referred to below).

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at The Bank of New York Mellon in New York, New York or at such other place as the Fund shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of the Series E Senior Secured Notes (herein called the “Notes”) issued pursuant to the Note Purchase Agreement, dated as of August 26, 2015 (as from time to. time amended, the “Note Purchase Agreement”), between the Fund and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, (i) to have made the representations set forth in Section 6.2 of the Note

EXHIBIT 1-B

(to Note Purchase Agreement)

Purchase Agreement and (ii) to have agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Fund may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Fund will not be affected by any notice to the contrary.

This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise. This Note is secured by the Security Agreement referred to in the Note Purchase Agreement.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Fund and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

CLEARBRIDGE ENERGY MLP OPPORTUNITY FUND INC.

By
Name:
Title:

E-1-B-2

FORM OF OPINION OF SPECIAL COUNSEL

TO THE FUND

[See Attached]

EXHIBIT 4.4(a)

(to Note Purchase Agreement)

FORM OF OPINION OF SPECIAL COUNSEL

TO THE PURCHASERS

[See Attached]

EXHIBIT 4.4(b)

(to Note Purchase Agreement)

FORM OF LEGEND

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR UNDER THE SECURITIES LAWS OF ANY STATE OR FOREIGN JURISDICTION AND MAY NOT BE TRANSFERRED OR RESOLD UNLESS REGISTERED UNDER THE SECURITIES ACT AND ALL APPLICABLE STATE OR FOREIGN SECURITIES LAWS OR UNLESS AN EXEMPTION FROM THE REQUIREMENT FOR SUCH REGISTRATION IS AVAILABLE.

EXHIBIT 13.1

(to Note Purchase Agreement)

Attachment C to Joinder Agreement

[Additional Note Security Agreement]